Exhibit 4.12

FIRST AMENDMENT

TO THE

MANAGEMENT SHAREHOLDERS AGREEMENT

WHEREAS, certain of the undersigned parties to this amendment (this “Amendment”) are parties to that certain Management Shareholders Agreement, dated March 28, 2005 (the “Shareholders Agreement”), by and among Warner Chilcott Limited (formerly known as “Warner Chilcott Holdings Company, Limited”), an exempted Bermuda limited company (“Warner Chilcott”). Warner Chilcott Holdings Company II, Limited, an exempted Bermuda limited company (“Warner II”), Warner Chilcott Holdings Company III, Limited, an exempted Bermuda limited company (“Warner III” and, together with Warner Chilcott and Warner II, the “Companies”), the Management Shareholders and the Sponsors;

WHEREAS, pursuant to Section 8.05 of the Shareholders Agreement, the Shareholders Agreement may only be amended with the written consent of (i) Warner Chilcott, (ii) the Management Shareholders whose Aggregate Ownership of Group Equity Securities is over 50% of the Aggregate Ownership of Group Equity Securities of all Management Shareholders (the “Required Management Shareholders”), and (iii) each of the Sponsor Representatives who represent Sponsors which own at least 50% of their Initial Shares (or, if no Sponsor owns at least 50% of its Initial Shares at such time, then a majority of the Sponsor Representatives) (together with Warner Chilcott and the Required Management Shareholders, the “Required Parties”);

WHEREAS, the Required Parties desire hereby to amend Section 3.02 of the Shareholders Agreement entitled “Restrictions on Transfer by Management Shareholders;” and

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment. The Required Parties hereby consent to the amendment of the Shareholders Agreement by deleting clause (b) of Section 3.02 in its entirety and replacing it with the following:

“(b) Following the IPO, and subject to Section 3.01, in addition to Transfers to Permitted Transferees, each Management Shareholder may Transfer Group Equity Securities, other than any unvested Restricted A Shares or Class A Options (such Group Equity Securities that may be Transferred, “Unrestricted Securities”), (x) to generate sufficient proceeds to pay any tax liability, as and when due, arising out of the vesting of Class A Common Shares granted to any Management Shareholder pursuant to the Incentive Plan or (y) to the extent such Transfer would not result in the Relative Ownership Percentage (as defined below) of the Unrestricted Securities owned by such Management Shareholder immediately following the effective time of such Transfer (the “Determination Time”) being less than the Relative Ownership Percentage of the Group Equity Securities owned by the Sponsors immediately following the Determination Time. For purposes of this Section 3.02(b), “Relative Ownership Percentage” means:

(i) with respect to the Unrestricted Securities held by a Management Shareholder, a fraction (expressed as a percentage), (A) the numerator of which is the number of Unrestricted Securities owned by such Management Shareholder immediately following the Determination Time and (B) the denominator of which is the sum of (x) the number of Unrestricted Securities owned by such Management Shareholder immediately following the IPO and (y) the number of Group Equity Securities owned by such Management Shareholder that were not Unrestricted Securities immediately following the IPO but that have subsequently become Unrestricted Securities, and

(ii) with respect to Group Equity Securities owned by the Sponsors, a fraction (expressed as a percentage), (A) the numerator of which is the aggregate number of Group Equity Securities owned by the Sponsors immediately following the Determination Time and (B) the denominator of which is the aggregate number of Group Equity Securities owned by the Sponsors immediately following the IPO.”

2. Full Force and Effect. Except as modified in the manner described in this Amendment, the Shareholders Agreement shall remain in full force and effect.

3. Governing Law. All issues concerning the relative rights of Warner Chilcott, the Non-Management Shareholders and the Management Shareholders with respect to each other shall be governed by the laws of Bermuda. All other issues concerning the construction, validity and interpretation of this Amendment, and the rights and obligations of the parties hereunder, shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed entirely within such state, without regard to the conflicts of laws rules of such state.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

5. Defined Terms. Any terms used in this Amendment and not otherwise defined shall have the meanings assigned to such terms in the Shareholders Agreement.

[SIGNATURES PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of September 17, 2007.

WARNER CHILCOTT LIMITED

By:	/s/ Roger M. Boissonneault
Name:	Roger M. Boissonneault
Title:

SPONSOR REPRESENTATIVES:

BAIN CAPITAL INTEGRAL INVESTORS II, L.P.
By:	Bain Capital Investors, LLC, its general partner

By:	/s/ John Connaughton
Name:	John Connaughton
Title:	Managing Director

DLJ MERCHANT BANKING III, INC., as
Managing General Partner on behalf of
DLJMB OVERSEAS PARTNERS III, C.V.

By:	/s/ Kenneth Lohsen
Name:	Kenneth Lohsen
Title:	Vice President

MBPSLP, INC., as Special limited Partner on
behalf of DLJMB OVERSEAS PARTNERS III, C.V.

By:	/s/ Kenneth Lohsen
Name:	Kenneth Lohsen
Title:	Director

J.P. MORGAN PARTNERS (BHCA), L.P.
By:	JPMP MASTER FUND
MANAGER, L.P.,
its general partner
By:	JPMP CAPITAL CORP.,
its general partner

By:	/s/ Stephen Murray
Name:	Stephen Murray
Title:	President and CEO

THOMAS H. LEE (ALTERNATIVE) FUND V, L.P.
By:	THL Advisors (Alternative) V, L.P.,
its General Partner
By:	Thomas H. Lee Advisors
(Alternative) V Limited, LLC, its
General Partner

By:	/s/ Todd Abbrecht
Name:	Todd Abbrecht
Title:	Managing Director

MANAGEMENT SHAREHOLDERS:

/s/ Roger M. Boissonneault
Roger M. Boissonneault
5 North Bridge Drive
Long Valley, New Jersey 07853

/s/ Anthony D. Bruno
Anthony D. Bruno
6 Michael Road
Box 34
Brookside, New Jersey 07926

/s/ Izumi Hara
Izumi Hara
52 Wayside Place
Montclair, NJ 07042

/s/ Paul Herendeen
Paul Herendeen
7 Maple Road
Chatham, NJ 07928

/s/ W. Carl Reichel
W. Carl Reichel
10 Green Hill Road
Chester, NJ 07930